Exhibit 99.1

NEWS RELEASE

Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521
Subject: THIRD QUARTER REPORT	Approved by: JAMES R. WEIGAND
ELKHART, INDIANA — APRIL 7, 2006
SKYLINE REPORTS THIRD QUARTER AND NINE MONTHS RESULTS
     Sales for the third quarter of Skyline Corporation’s 2006 fiscal year were $117,491,000 compared to $96,219,000 last year. Net earnings for the three-month period were $2,290,000, equal to $0.27 per share, compared to a net loss of $351,000, or $0.04 per share, for the same period a year ago.
     Sales for the first nine months of fiscal 2006 were $372,324,000 compared to $334,817,000 for the first nine months of fiscal 2005. For the first nine months of fiscal 2006, net earnings were $9,139,000, or $1.09 per share, compared to $2,337,000, or $0.28 per share, for the first nine months of fiscal 2005.
     Sales of Skyline’s manufactured housing group for the third quarter of fiscal 2006 were $83,199,000, up from the $69,772,000 of a year ago. For the first nine months of fiscal 2006, sales by the manufactured housing group were $279,006,000, an increase from the $246,847,000 recorded for the first nine months of fiscal 2005.
     For the recreational vehicle (RV) group, sales for the third quarter of fiscal 2006 were $34,292,000, up from the $26,447,000 of the third quarter of fiscal 2005. For the first nine months of fiscal 2006, sales by the RV group were $93,318,000, an increase from the $87,970,000 of the same period a year ago.
     Skyline continues to maintain its traditionally strong balance sheet with no long-term debt and a healthy position in cash and temporary cash investments. This financial strength, along with a seasoned management team, should help the company meet the challenges ahead.
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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share)

	Three Months Ended		Nine Months Ended
	(Unaudited)		(Unaudited)
	February 28,	February 28,	February 28,		February 28,
	2006	2005	2006		2005
Sales	$117,491	$96,219	$372,324		$334,817

Earnings (loss) before income taxes	3,792	(607)	14,914		3,891
Provision (benefit) for income taxes	1,502	(256)	5,775		1,554

Net earnings (loss)	$2,290	$(351)	$9,139		$2,337

Basic earnings (loss) per share	$.27	$(.04)	$1.09	(A)	$.28

Number of weighted average common shares outstanding	8,391,244	8,391,244	8,391,244		8,391,244

(A)	Includes an after-tax gain on sale of vacant land of $.03 per share.
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	February 28, (Unaudited)
	2006	2005
ASSETS

Cash and temporary investments	$150,519	$149,437
Accounts receivable	28,470	24,571
Inventories	11,825	10,099
Other current assets	10,718	6,259

Total Current Assets	201,532	190,366

Property, Plant and Equipment, net	34,316	36,647

Other Assets	9,726	9,066

	$245,574	$236,079

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$7,207	$7,921
Accrued liabilities	33,603	29,191

Total Current Liabilities	40,810	37,112

Other Deferred Liabilities	10,653	11,068

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	254,615	248,403
Treasury stock, at cost, 2,825,900 shares in 2006 and 2005	(65,744)	(65,744)

Total Shareholders’ Equity	194,111	187,899

	$245,574	$236,079